Exhibit 99.1
Alimera Sciences Reports First Quarter 2017 Financial Results

•	Revenue increased 14% for the first quarter of 2017 compared to the first quarter of 2016

•	Global end user unit demand increased by 32% in the first quarter of 2017 compared to the first quarter of 2016

•	Reduction in the first quarter of 2017 operating expenses of approximately $2.7 million compared to the first quarter of 2016 operating expenses

•	Company to host conference call on May 9, 2017 at 8:00 AM ET
ATLANTA, May 8, 2017 /GLOBENEWSWIRE/ -- Alimera Sciences, Inc. (NASDAQ: ALIM) (Alimera), a global pharmaceutical company that specializes in the commercialization, research and development of prescription ophthalmic pharmaceuticals, today announced top-line financial results for the three months ended March 31, 2017.
“We are very pleased with the significant increase in end user unit demand seen in the first quarter of 2017. Additionally, our distribution partners made strides to put us in an excellent position for expansion of ILUVIEN availability in our international business,” said Dan Myers, Alimera's Chief Executive Officer. “The presentation of real world data on ILUVIEN this week at the ARVO conference, data that we believe better demonstrates ILUVIEN’s safety and effectiveness than our pivotal FAME Trial, will resonate well with physicians and will have a positive impact on our business. Due to the increase in end user unit demand, anticipated growth and our reduction in operating expenses, we believe we should be able to achieve positive cash flows from operations.”
First Quarter Financial Results
Consolidated net revenue increased by approximately $800,000, or 14%, to approximately $6.6 million for the three months ended March 31, 2017, compared to net revenue of approximately $5.8 million for the three months ended March 31, 2016. The increase was primarily attributable to increased sales volume in the U.S. and our international segment.
U.S. net revenue increased by approximately $300,000, or 7%, to approximately $4.4 million for the three months ended March 31, 2017, compared to U.S. net revenue of approximately $4.1 million for the three months ended March 31, 2016. This increase was driven by increased sales of ILUVIEN in the U.S., attributable to an increase in end user unit demand, offset by fluctuations in the timing of orders by our two U.S. distributors.
International net revenue increased approximately $500,000, or 29%, to approximately $2.2 million for the three months ended March 31, 2017, compared to approximately $1.7 million for the three months ended March 31, 2016. The increase was primarily attributable to higher sales volume in the United Kingdom, Germany and Portugal compared to the first quarter of 2016, offset by decreases in the value of the British pound sterling and the Euro which impacted reported revenue.
Consolidated gross profit increased by $600,000, or 11%, to $6.0 million for three months ended March 31, 2017, compared with $5.4 million for the three months ended March 31, 2016. Gross margin was 91% and 93% for the three months ended March 31, 2017 and 2016, respectively.

Consolidated operating expenses decreased by approximately $2.7 million, or 19%, to approximately $11.5 million for the three months ended March 31, 2017, compared to $14.2 million for the three months ended March 31, 2016.
Consolidated research, development and medical affairs expenses for the three months ended March 31, 2017 decreased by approximately $900,000, or 30%, to approximately $2.1 million, compared to $3.0 million for the three months ended March 31, 2016. The reduction was primarily attributable to a reduction in ongoing clinical study and regulatory maintenance costs.
Consolidated general and administrative expenses for the three months ended March 31, 2017 decreased by approximately $100,000, or 3%, to approximately $3.3 million, compared to approximately $3.4 million for the three months ended March 31, 2016.
Consolidated sales and marketing expenses decreased by $1.6 million, or 23%, to $5.5 million for the three months ended March 31, 2017, compared to $7.1 million reported for the three months ended March 31, 2016. The decrease was primarily attributable to cost saving plans put in place in late 2016 and early 2017.
Alimera's reported GAAP net loss for the three months ended March 31, 2017 was approximately $6.7 million, compared to approximately $11.1 million loss reported for the three months ended March 31, 2016.
Non-GAAP Financial Results
Adjusted EBITDA, as defined below, for the three months ended March 31, 2017 was approximately negative $3.7 million, compared to approximately negative $9.4 million for the three months ended March 31, 2016. This was due to the increase in revenue globally and the decrease in operating expenses due to the cost savings plans Alimera put in place in late 2016 and early 2017.
For purpose of this press release, “Adjusted EBITDA” is adjusted earnings before interest, taxes, depreciation, amortization, non-cash stock-based compensation expense, and to the extent they are included in the calculation of earnings, net unrealized gain (loss) from foreign currency exchange transactions and gains (losses) from the change in the fair value of derivative warrant liability.
Alimera provides non-GAAP financial information, which it believes can enhance an overall understanding of its financial performance when considered together with GAAP figures. Refer to the sections of this press release entitled “Non-GAAP Financial Information” and “Reconciliation of GAAP Measures to Non-GAAP Adjusted Measures,” which includes Adjusted EBITDA and Adjusted Operating Expenses.
Conference Call
An accompanying conference call will be hosted by Dan Myers, Chief Executive Officer, Rick Eiswirth, President and Chief Financial Officer and Dr. Christopher Reimann of Cincinnati Eye to discuss the results and ILUVIEN real world experience. The call will be held at 8:00 AM ET, on May 9, 2017. Please refer to the information below for conference call dial-in information and webcast registration.
Conference date: May 9, 2017, 8:00 AM ET
Conference dial-in: 877-269-7756
International dial-in: 201-689-7817
Conference Call Name: Alimera Sciences First Quarter 2017 Results Call
Webcast Registration: Click Here

Following the live call, a replay will be available on the Company's website, www.alimerasciences.com, under "Investor Relations."
Non-GAAP Financial Information
This press release contains a discussion of certain non-GAAP financial measures, as defined in Regulation G of the Securities Exchange Act of 1934, as amended. Alimera reports its financial results in compliance with GAAP, but believes that the non-GAAP measures of Adjusted EBITDA and Adjusted Operating Expenses will be more relevant measures of Alimera’s operating performance. Alimera uses Adjusted EBITDA and Adjusted Operating Expenses in the management of its business and Alimera’s lender uses Adjusted EBITDA as a financial covenant measurement. Accordingly, Adjusted EBITDA and Adjusted Operating Expenses for the first quarter of 2017 have been presented in certain instances excluding items identified in the reconciliations provided. For a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure, see the table below.
These non-GAAP financial measures, as presented, may not be comparable to similarly titled measures reported by other companies since not all companies may calculate these measures in an identical manner and, therefore, they are not necessarily accurate measures of comparison between companies.
The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for guidance prepared in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant elements that are required by GAAP to be recorded in Alimera’s financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management in determining these non-GAAP financial measures. In order to compensate for these limitations, Alimera presents its non-GAAP financial results in connection with its GAAP results. Investors are encouraged to review the reconciliation of our non-GAAP financial measures to their most directly comparable GAAP financial measure.
About Alimera Sciences, Inc.
Alimera, founded in June 2003, is a pharmaceutical company that specializes in the commercialization, research and development of prescription ophthalmic pharmaceuticals. Alimera is presently focused on diseases affecting the back of the eye, or retina, because these diseases are not well treated with current therapies and will affect millions of people in aging populations. Alimera's commitment to retina specialists and their patients is manifest in its product and in its development portfolio designed to treat early- and late-stage diseases. For more information, please visit www.alimerasciences.com.
Forward-Looking Statements
This press release contains "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, the opportunity for further growth in 2017 for ILUVIEN and the ability of Alimera to achieve positive cash flow. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual results to differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ include, but are not limited to, continued market acceptance of ILUVIEN in the U.S. and Europe, including physicians' ability to obtain reimbursement, as well as other factors discussed in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of Alimera's Annual Report on Form 10-K for the year ended December 31, 2016, which is on file with the Securities and Exchange Commission (the SEC) and available on the SEC's website at http://www.sec.gov. Additional factors may be set forth in those sections of Alimera's Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, to be filed in the second quarter of 2017 with the SEC. In addition to the risks described above and in Alimera's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors also could affect Alimera's results. There can be no assurance that the actual results or developments anticipated by Alimera will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Alimera. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved. All forward-looking statements contained in this press release are expressly qualified by the cautionary statements contained or referred to herein. Alimera cautions investors not to rely too heavily on the forward-

looking statements Alimera makes or that are made on its behalf. These forward-looking statements speak only as of the date of this press release (unless another date is indicated). Alimera undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

ALIMERA SCIENCES, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2017	2016
	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$26,737	$30,979
Restricted cash	31	31
Accounts receivable, net	10,768	13,839
Prepaid expenses and other current assets	2,112	2,107
Inventory, net	802	446
Total current assets	40,450	47,402
NON-CURRENT ASSETS:
Property and equipment, net	1,572	1,787
Intangible asset, net	20,125	20,604
Deferred tax asset	443	436
TOTAL ASSETS	$62,590	$70,229
CURRENT LIABILITIES:
Accounts payable	$3,963	$4,986
Accrued expenses	2,636	3,758
Derivative warrant liability	21	188
Capital lease obligations	157	191
Total current liabilities	6,777	9,123
NON-CURRENT LIABILITIES:
Note payable	33,409	33,084
Capital lease obligations — less current portion	184	274
Other non-current liabilities	2,154	2,162
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock:
Series A Convertible Preferred Stock	19,227	19,227
Series B Convertible Preferred Stock	49,568	49,568
Common stock,	649	649
Additional paid-in capital	331,947	330,781
Common stock warrants	3,707	3,707
Accumulated deficit	(383,809)	(377,074)
Accumulated other comprehensive loss	(1,223)	(1,272)
TOTAL STOCKHOLDERS’ EQUITY	20,066	25,586
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$62,590	$70,229

ALIMERA SCIENCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND 2016
(unaudited)

	Three Months Ended
	March 31,
	2017	2016
	(In thousands, except share and per share data)
NET REVENUE	$6,618	$5,801
COST OF GOODS SOLD, EXCLUDING DEPRECIATION AND AMORTIZATION	(587)	(378)
GROSS PROFIT	6,031	5,423

RESEARCH, DEVELOPMENT AND MEDICAL AFFAIRS EXPENSES	2,110	3,020
GENERAL AND ADMINISTRATIVE EXPENSES	3,264	3,395
SALES AND MARKETING EXPENSES	5,502	7,109
DEPRECIATION AND AMORTIZATION	666	689
OPERATING EXPENSES	11,542	14,213
NET LOSS FROM OPERATIONS	(5,511)	(8,790)

INTEREST EXPENSE, NET AND OTHER	(1,337)	(1,335)
UNREALIZED FOREIGN CURRENCY (LOSS) GAIN, NET	(28)	34
CHANGE IN FAIR VALUE OF DERIVATIVE WARRANT LIABILITY	167	1,519
LOSS ON EARLY EXTINGUISHMENT OF DEBT	—	(2,564)
NET LOSS BEFORE TAXES	(6,709)	(11,136)
PROVISION FOR TAXES	(26)	(9)
NET LOSS	$(6,735)	$(11,145)
NET LOSS PER SHARE — Basic and diluted	$(0.10)	$(0.25)
WEIGHTED AVERAGE SHARES OUTSTANDING — Basic and diluted	64,862,904	45,005,833

RECONCILIATION OF GAAP MEASURES TO NON-GAAP ADJUSTED MEASURES

ADJUSTED EBITDA
(in thousands, unaudited)
	Three Months Ended March 31,
	2017	2016

GAAP Net Loss	$(6,735)	$(11,145)
Adjustments to Net Loss:
Interest Expense	1,338	1,338
Depreciation and Amortization	666	689
Provision for Taxes	26	9
Stock-Based Compensation	1,166	1,296
Unrealized Foreign Currency Exchange Losses (Gains)	28	(34)
Change in the Fair Value of Derivative Warrant Liability	(167)	(1,519)
NON-GAAP Adjusted EBITDA	$(3,678)	$(9,366)

ADJUSTED OPERATING EXPENSES
(in thousands, unaudited)
	Three Months Ended March 31,
	2017	2016

GAAP Total Operating Expenses	$11,542	$14,213
Adjustments to Operating Expenses:
Depreciation and Amortization	(666)	(689)
Stock-Based Compensation	(1,166)	(1,296)
NON-GAAP Total Adjusted Operating Expenses	$9,710	$12,228